Exhibit 99.1

Geron Corporation Reports 2011 First Quarter Financial Results and Highlights

MENLO PARK, Calif.--(BUSINESS WIRE)--April 27, 2011--Geron Corporation (Nasdaq: GERN) today reported financial results for the three months ended March 31, 2011.

For the first quarter of 2011, the company reported operating revenues of $1.5 million and operating expenses of $25.9 million, compared to $918,000 and $17.4 million, respectively, for the comparable 2010 period. Net loss for the first quarter of 2011 was $24.4 million, or $0.20 per share, compared to $16.6 million, or $0.18 per share, for the comparable 2010 period. The company ended the quarter with $207.3 million in cash and investments.

Revenues for the first quarter of 2011 and 2010 included funding from collaboration agreements and royalty and license fee revenues under various agreements. Interest and other income for the first quarter of 2011 amounted to $296,000, compared to $202,000 for the comparable 2010 period.

Research and development expenses for the first quarter of 2011 were $16.8 million, compared to $13.5 million for the comparable 2010 period. The increase in research and development expenses reflected higher drug purchases and increased clinical trial expenses for initiation and enrollment of four oncology Phase 2 clinical trials of imetelstat and the Phase 1 clinical trial for GRNOPC1 in patients with spinal cord injury. The company expects research and development expenses to increase in the future with the continued enrollment in the imetelstat Phase 2 trials and the planned initiation of the GRN1005 Phase 2 clinical trials in the second half of 2011 in patients with brain metastases.

General and administrative expenses for the first quarter of 2011 were $9.1 million, compared to $3.9 million for the comparable 2010 period. The increase in general and administrative expenses reflects costs related to the management transition, primarily non-cash stock-based compensation expense, and higher legal costs for the financing-related class action and derivative litigation against the company. All such cases have now been voluntarily dismissed.

First Quarter 2011 Highlights:

●	Geron scientists and collaborators at The Hospital for Sick Children and the University of Toronto published preclinical data in Clinical Cancer Research demonstrating that the company’s telomerase inhibitor drug, imetelstat, selectively targets cancer stem cells in pediatric tumors of neural origin. Preclinical studies have now shown imetelstat to have activity against cancer stems cells from all nine tumor types tested, spanning adult, pediatric, solid, liquid, epithelial and non-epithelial derived cancers. The findings support the rationale for conducting an investigator sponsored clinical trial in pediatric tumors.

●	The first patient was enrolled in a single-agent Phase 2 clinical trial to evaluate the activity of imetelstat in patients with essential thrombocythemia (ET), a chronic disorder arising in blood stem cells in the bone marrow. All four clinical trials in Geron’s Phase 2 program for imetelstat have been initiated. The trials include two large randomized clinical trials in non-small cell lung cancer (NSCLC) and breast cancer and two single arm studies in multiple myeloma and ET.

●	A Geron collaborator from the University of Washington Medical School presented preclinical study data showing positive effects of GRNCM1 in a small animal model of acute heart damage. The results suggest that GRNCM1 positively impacts cardiac function through several mechanisms, leading to overall increased cardiac output and decreased arrhythmias in the acute infarct setting. Geron is developing GRNCM1 for the treatment of myocardial disease.

●	Geron hosted a webcast analyst and investor meeting on March 29 to discuss the company’s oncology programs.

The presentation provided an update on the Phase 2 clinical program for the company's telomerase inhibitor drug (imetelstat sodium - GRN163L). Enrollment for the two large randomized trials in NSCLC and breast cancer was reported as ahead of projections.

The Phase 2 clinical development plan for the recently in-licensed peptide-conjugated paclitaxel derivative designed to penetrate the blood-brain barrier (GRN1005) was outlined for the first time. Geron is planning for the GRN1005 Phase 2 program to initiate at the end of 2011 in patients with brain metastases. Additional studies in primary brain tumors are under discussion.

●	Geron hosted a webcast analyst and investor meeting on April 19 to discuss the company’s cell therapy products derived from its human embryonic stem cell platform. The presentation included new data on GRNOPC1 (oligodendrocyte progenitors), GRNCM1 (cardiomyocytes) and GRNIC1 (immature islet cells).

Safety data from the Phase 1 clinical trial of GRNOPC1 in subacute, complete, thoracic spinal cord injury were presented for the first time. The first patient to be enrolled in the study has completed the Day 180 follow-up visit with a clean safety profile showing no Serious Adverse Events (SAEs) and no Adverse Events (AEs) related to the injection procedure or GRNOPC1 (two mild AEs related to immunosuppressive drug included nausea and low magnesium). No significant change in neurological status and no adverse changes or evidence of cavitation on MRI has been observed. Immune monitoring showed no evidence of immune responses to GRNOPC1 through Day 90 (30 days after withdrawal of immunosuppressive drug).

New preclinical efficacy data on GRNCM1 from a study in a chronically infarcted pig model showed statistically and clinically significant functional improvement (ejection fraction) compared to untreated controls. These are important data in an animal model with a heart of similar size and structure to humans.

New preclinical efficacy data on GRNIC1 were reported showing the restoration and maintenance of glucose control for up to 120 days in a rodent model of Type 1 diabetes, compared to a lack of glucose control leading to death of control animals within 20 days.

●	A new leadership structure was implemented through the appointment of David L. Greenwood as President, Interim Chief Executive Officer and a member of the Board of Directors, Hoyoung Huh, Ph.D., M.D., as Executive Chairman of the Board and Alexander E. Barkas, Ph.D. as Lead Independent Director.

Conference Call

At 8:00 a.m. PDT/11:00 a.m. EDT on April 28, 2011, David L. Greenwood, Geron’s president, will host a conference call to discuss the company’s first quarter results.

Participants can access the conference call via telephone by dialing 800-573-4840 (U.S.) or 617-224-4326 (international). The passcode is 23275594. If accessing the conference call by telephone, please dial in at least 10 minutes early to minimize any delay in joining the call. A live audio-only Webcast is also available through a link that is posted on the events page in the investor relations section of Geron’s Web site at http://www.geron.com. The audio Web broadcast of the conference call will be available for replay within 60 minutes following the live broadcast through May 30, 2011.

About Geron

Geron is developing first-in-class biopharmaceuticals for the treatment of cancer and chronic degenerative diseases. The company is advancing anti-cancer therapies through multiple Phase 2 clinical trials in different cancers by targeting the enzyme telomerase and with a compound designed to penetrate the blood-brain barrier. The company is developing cell therapy products from differentiated human embryonic stem cells for multiple indications, including central nervous system (CNS) disorders, heart failure, diabetes and osteoarthritis, and has initiated a Phase 1 clinical trial in spinal cord injury. For more information, visit www.geron.com.

This news release may contain forward-looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that statements in this press release regarding potential applications of Geron’s telomerase, oncology, and human embryonic stem cell technologies, including plans and expectations for future clinical development and future operating results, constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, the uncertainty and preliminary nature of clinical trial results or regulatory approvals or clearances, need to raise additional capital, dependence upon collaborators and protection of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Geron’s periodic reports filed with the Securities and Exchange Commission, including Geron’s annual report on Form 10-K for the year ended December 31, 2010. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made, and, except as required by law. Geron disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.

GERON CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	THREE MONTHS ENDED MARCH 31,
(In thousands, except share and per share data)	2011	2010

Revenues from collaborative agreements	$150	$225
License fees and royalties	1,355	693
Total revenues	1,505	918

Operating expenses:
Research and development	16,755	13,545
General and administrative	9,106	3,850
Total operating expenses	25,861	17,395
Loss from operations	(24,356)	(16,477)

Unrealized gain on fair value of derivatives	39	58
Interest and other income	296	202
Losses recognized under equity method investment	(335)	(396)
Interest and other expense	(33)	(27)
Net loss	$(24,389)	$(16,640)

Basic and diluted net loss per share	$(0.20)	$(0.18)
Shares used in computing basic and diluted net loss per share	123,098,728	95,012,100

	CONDENSED CONSOLIDATED BALANCE SHEETS

		MARCH 31,	DECEMBER 31,
	(In thousands)	2011	2010
		(Unaudited)	(Note 1)
	Current assets:
	Cash, restricted cash and cash equivalents	$36,204	$46,764
	Current marketable securities	127,915	140,599
	Other current assets	6,084	7,654
	Total current assets	170,203	195,017

	Noncurrent marketable securities	43,186	33,911
	Property and equipment, net	2,794	3,088
	Deposits and other assets	837	1,568
		$217,020	$233,584

	Current liabilities	$9,363	$40,849
	Stockholders’ equity	207,657	192,735
		$217,020	$233,584

Note 1:	Derived from audited financial statements included in the company’s annual report on Form 10-K for the year ended December 31, 2010.

CONTACT:
Geron Corporation
Anna Krassowska, Ph.D.
Investor and Media Relations
650-473-7765
info@geron.com